Exhibit 99.4
REVLON, INC. AND SUBSIDIARIES
UNAUDITED ADJUSTED EBITDA1 RECONCILATION
(dollars in millions)

	Three Months Ended		Three Months Ended
	March 31, 2008		June 30, 2008
	As Reported	Updated	As Reported	Updated
Net (loss) income	$(2.5)	$(2.5)	$19.9	$19.9
Income from discontinued operations, net of taxes	—	0.2	—	0.1

(Loss) income from continuing operations	(2.5)	(2.7)	19.9	19.8

Interest expense, net	31.8	31.8	30.6	30.7
Amortization of debt issuance costs	1.3	1.3	1.5	1.4
Foreign currency gains, net	(4.3)	(4.3)	(1.3)	(1.2)
Miscellaneous, net	0.1	0.1	(0.1)	(0.1)
Provision for income taxes	6.1	5.8	8.8	8.6
Depreciation and amortization	25.6	25.5	22.3	22.1

Adjusted EBITDA[1]	$58.1	$57.5	$81.7	$81.3

[1]	Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income/(loss), its most directly comparable GAAP measure, in the accompanying financial tables. Adjusted EBITDA is defined as income/(loss) from continuing operations before interest, taxes, depreciation, amortization, gains/losses on foreign currency transactions, gains/losses on the early extinguishment of debt and miscellaneous expenses. In calculating Adjusted EBITDA, the Company excludes the effects of gains/losses on foreign currency transactions, gains/losses on the early extinguishment of debt, results of and gains/losses on discontinued operations and miscellaneous expenses because the Company’s management believes that some of these items may not occur in certain periods, the amounts recognized can vary significantly from period to period and these items do not facilitate an understanding of the Company’s operating performance. The Company’s management utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures, such as net income and gross margin calculated in accordance with GAAP.
The Company’s management uses Adjusted EBITDA as an integral part of its reporting and planning processes and as one of the primary measures to, among other things —
(i)	monitor and evaluate the performance of the Company’s business operations;

(ii)	facilitate management’s internal comparisons of the Company’s historical operating performance of its business operations;

(iii)	facilitate management’s external comparisons of the results of its overall business to the historical operating performance of other companies that may have different capital structures and debt levels;

(iv)	review and assess the operating performance of the Company’s management team and as a measure in evaluating employee compensation and bonuses;

(v)	analyze and evaluate financial and strategic planning decisions regarding future operating investments; and

(vi)	plan for and prepare future annual operating budgets and determine appropriate levels of operating investments.
The Company’s management believes that Adjusted EBITDA is useful to investors to provide them with disclosures of the Company’s operating results on the same basis as that used by the Company’s management. Additionally, the Company’s management believes that Adjusted EBITDA provides useful information to investors about the performance of the Company’s overall business because such measure eliminates the effects of unusual or other infrequent charges that are not directly attributable to the Company’s underlying operating performance. Additionally, the Company’s management believes that because it has historically provided Adjusted EBITDA in previous press releases which have been furnished on Form 8-Ks, that including such non-GAAP measure in this Form 8-K provides consistency in its financial reporting and continuity to investors for comparability purposes. Accordingly, the Company believes that the presentation of Adjusted EBITDA, when used in conjunction with GAAP financial measures, is a useful financial analysis tool, used by the Company’s management as described above that can assist investors in assessing the Company’s financial condition, operating performance and underlying strength. Adjusted EBITDA should not be considered in isolation or as a substitute for net income/(loss) prepared in accordance with GAAP. Other companies may define EBITDA differently. Also, while EBITDA is defined differently than Adjusted EBITDA for the Company’s credit agreement, certain financial covenants in its borrowing arrangements are tied to similar measures. Adjusted EBITDA, as well as the other information in this Form 8-K, should be read in conjunction with the Company’s financial statements and footnotes contained in the documents that the Company files with the U.S. Securities and Exchange Commission.